Third Quarter 2026 Earnings Release

Exhibit 99.1

RPC, Inc. Reports Third Quarter 2026 Financial Results

And Declares Regular Quarterly Cash Dividend

ATLANTA, October 29, 2026 - RPC, Inc. (NYSE: RES) (“RPC” or the “Company”), a leading diversified oilfield services company, announced its unaudited results for the third quarter ended September 30, 2026.

Non-GAAP and adjusted measures may include Adjusted operating income, Adjusted net income, Adjusted net income margin, Adjusted earnings per share (diluted), EBITDA and Adjusted EBITDA, Adjusted EBITDA margin, and Free cash flow which are reconciled to the most directly comparable GAAP measures in the appendices of this earnings release.

Sequential comparisons are to 2Q:26. The Company believes quarterly sequential comparisons are most useful in assessing industry trends and RPC’s recent financial results. Both sequential and year-over-year comparisons are available in the tables at the end of this earnings release.

Third Quarter 2026 Highlights

●	Revenues increased 1% sequentially to $467.7 million.
●	Net loss, including non-cash impairment charges, was $41.9 million, compared to Net income of $12.1 million in the prior quarter, and Loss per share was $0.20; Net loss margin was 9.0% compared with Net income margin of 2.6% in 2Q:26.
●	The Net loss in the third quarter included non-cash impairment charges of $74.5 million related to Pintail, our wireline business. Impairment charges reflect Pintail’s persistent pricing weakness as well as lower activity and cost pressure. See discussion below and Appendices A through C.
●	Adjusted net income was $22.8 million, compared to $17.8 million in the prior quarter, and Adjusted diluted earnings per share (EPS) was $0.10; Adjusted net income margin was 4.9%. See Appendices B and C for additional details.
●	Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) was $71.5 million, compared to $66.0 million in the prior quarter; Adjusted EBITDA margin was 15.3% compared with Adjusted EBITDA margin of 14.3% in 2Q:26. See Appendix C for additional details.
●	The Board of Directors declared a regular quarterly cash dividend of $0.04 per share, payable on December 10, 2026, to common stockholders of record at the close of business on November 10, 2026.

Management Commentary

“During the quarter, Revenues improved, reflecting continued strength across several of our service lines. Within our Technical Services segment Cudd Pressure Controls’ Coiled Tubing, Nitrogen, and Snubbing revenues each grew double digits, partially offset by lower Pintail Wireline revenues. Our Support Services segment revenues grew 3% sequentially led by Patterson Rental Tools, which increased 7%. Our results benefited from improved profitability across much of our portfolio, demonstrating the value of RPC’s diversified service offerings.”

“While the oilfield services market remains very competitive, drilling and completion activity has improved during the year resulting in higher customer activity levels in several of our service lines. Current oil prices are supporting a more favorable operating environment. At the same time, inflationary pressures across several expense categories, particularly labor, trucking and fuel, continue to create cost pressures.”

Third Quarter 2026 Earnings Release

“The breadth of our service offerings, strong balance sheet and disciplined capital allocation strategy continue to position RPC to respond to changing customer activity levels while pursuing opportunities that enhance long-term shareholder returns,” stated Ben M. Palmer, RPC’s President and Chief Executive Officer.

Selected Industry Data (Source: Baker Hughes Company, U.S. Energy Information Administration)

	3Q:26	2Q:26	Change	% Change	3Q:25	Change	% Change
Average U.S. Rig Count	589	554	35	6.3%	540	49	9.1%
Average Oil Price ($/barrel)	$86.07	$96.54	$(10.47)	(10.8)%	$65.85	$20.22	30.7%
Average Natural Gas Price ($/Mcf)	$2.88	$2.94	$(0.06)	(2.0)%	$3.04	$(0.16)	(5.3)%

3Q:26 Consolidated Financial Results (sequential comparisons to previous quarter)

Revenues were $467.7 million, up $6.9 million compared to the previous quarter. Within the Technical Services segment, revenues increased $6.1 million sequentially, with increases in Coiled Tubing, Nitrogen and Snubbing partially offset by a decrease in Wireline revenues. Support Services segment revenues were up 3% primarily due to an increase in Rental Tools.

Cost of revenues, which excludes depreciation and amortization of $37.0 million, increased to $349.8 million, up from $345.7 million, primarily reflecting the increase in revenues.

Selling, general and administrative expenses were $50.8 million, essentially unchanged compared with $51.5 million in the prior quarter.

Impairment charges were $74.5 million, all of which were non-cash, reflecting the excess of the carrying amount of Pintail’s asset group over its estimated fair value. Pintail’s persistent pricing weakness, lower activity and cost pressure led management to conclude that the carrying amount of the Pintail asset group was not fully recoverable. Of the total impairment charges, $58.3 million related to Pintail’s Other intangible assets, net with the remaining $16.2 million related to Property, plant and equipment.

Acquisition related employment costs were approximately $7.3 million during 3Q:26, unchanged from 2Q:26, and represent non-cash accounting adjustments for costs related to the Pintail acquisition that are contingent upon continued employment.

Depreciation and amortization were $42.7 million during 3Q:26, slightly down from the previous quarter.

Interest income totaled $1.5 million, a decrease of 2% compared to the prior quarter. The decrease was due to a lower average cash balance reflecting a $20.0 million principal payment on a note payable made in 2Q:26.

Interest expense totaled $533 thousand, a decrease of 21% compared to the prior quarter, primarily due to the principal reduction of a note payable.

Income tax benefit was $10.0 million, compared to tax provision of $4.5 million in the prior quarter. The effective benefit rate was 19.2% on a pretax loss of $51.9 million, primarily reflecting the impact of unfavorable permanent differences on the quarter’s pretax loss. In addition, the effective rate includes the impact of impairment charges recorded in the third quarter.

Net loss and Loss per share totaled $41.9 million and $0.20, respectively, compared with net income of $12.1 million and diluted earnings per share of $0.05, respectively, in 2Q:26. Net loss margin was 9.0% in 3Q:26 compared to net income margin of 2.6% in 2Q:26. See Appendix C for additional details.

Adjusted net income and Adjusted diluted EPS were $22.8 million and $0.10, respectively, versus $17.8 million and $0.08, respectively, in 2Q:26. Adjusted net income margin increased to 4.9% compared to 3.9% in 2Q:26. See Appendix B for additional details.

Third Quarter 2026 Earnings Release

Adjusted EBITDA was $71.5 million, an 8% increase from $66.0 million in 2Q:26. Adjusted EBITDA margin increased 100 basis points sequentially to 15.3%. See Appendix C for additional details.

Balance Sheet, Cash Flow and Capital Allocation

Cash and cash equivalents decreased $32.9 million year-to-date to $177.1 million at the end of the third quarter, primarily due to working capital needs associated with increased activity and a $20.0 million principal payment on a note payable. The Company had no outstanding borrowings under its $100 million revolving credit facility during the quarter.

Net cash provided by operating activities and Free cash flow were $115.7 million and $5.0 million, respectively, year-to-date through 3Q:26. Working capital was a significant use of cash primarily due to higher accounts receivable resulting from increased customer activity and timing of collections, and strategic inventory purchases including key components in short supply. See Appendix D for additional details.

Payment of dividends totaled $26.6 million year-to-date. Additionally, the Board of Directors declared a regular quarterly cash dividend of $0.04 per share, payable on December 10, 2026, to common stockholders of record at the close of business on November 10, 2026.

Share repurchases totaled $3.5 million year-to-date, related to tax withholdings for restricted stock vesting.

Segment Operations (sequential comparisons versus the previous quarter)

Technical Services performs value-added completion, production and maintenance services directly to a customer’s well. These services include Pressure Pumping, Downhole Tools, Wireline, Coiled Tubing, Cementing, and other offerings.

-	Revenues were $444.2 million, up 1%
-	Operating income was $28.9 million, up 5%
-	Results were driven primarily by higher activity in Coiled Tubing and Nitrogen
-	These results exclude the impairment charges of $74.5 million, all of which relate to this segment

Support Services provides equipment for customer use or services to assist customer operations, including Rental Tools, pipe inspection services and storage.

-	Revenues were $23.5 million, up 3%
-	Operating income was $3.6 million, up 56%
-	Results were driven by higher activity in Rental Tools and the fixed-cost nature of this service line

Third Quarter 2026 Earnings Release

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands) (Unaudited)	2026	2026	2025	2026	2025

Revenues:
Technical Services	$444,234	$438,115	$422,206	$1,316,631	$1,130,804
Support Services	23,501	22,754	24,897	66,728	69,985
Total revenues	$467,735	$460,869	$447,103	$1,383,359	$1,200,789
Operating income (loss):
Technical Services	$28,865	$27,562	$24,448	$72,405	$59,574
Support Services	3,568	2,290	4,604	6,259	11,904
Corporate expenses	(7,921)	(9,206)	(5,348)	(25,397)	(17,023)
Impairment charges	(74,464)	—	—	(74,464)	—
Acquisition related employment costs	(7,292)	(7,291)	(6,467)	(21,875)	(13,021)
Gain on disposition of assets, net	3,471	1,416	3,563	6,690	7,288
Total operating (loss) income	$(53,773)	$14,771	$20,800	$(36,382)	$48,722
Interest expense	(533)	(671)	(949)	(2,034)	(2,087)
Interest income	1,509	1,546	1,748	4,825	6,761
Other income, net	886	929	968	2,564	3,005
(Loss) income before income taxes	$(51,911)	$16,575	$22,567	$(31,027)	$56,401

Conference Call Information

RPC, Inc. will hold a conference call today, October 29, 2026, at 9:00 a.m. ET to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net. The live conference call can also be accessed by calling (833) 461-5787, or +1 (585) 542-9983 for international callers, and using conference ID number 969-648-725. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website beginning approximately two hours after the call and for a period of approximately 90 days.

About RPC

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of America, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

Forward-Looking Statements

Certain statements and information included in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or performance and often can be identified by the use of words such as “may,” “will,” “should,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “potential,” “continue,” or similar expressions. In particular, forward-looking statements in this press release include, without limitation, the Company’s statements regarding (i) continued strength across our service lines, (ii) any implied or express statements regarding improvements in customer activity levels in several of our service lines, and positive impact on the operating environment from current oil prices, (iii) any implied or express statements regarding the continuation of cost pressures across several expense categories, particularly labor, trucking and fuel, (iv) the value of RPC’s diversified service offering, (v) that the breadth of our service offerings, strong balance sheet and disciplined capital allocation strategy continue to position RPC to respond to changing customer activity levels while pursuing opportunities that enhance long-term shareholder returns, and (vi) our intent to pay a dividend in the fourth quarter. These forward-looking statements are based on the Company’s current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond the Company’s control, that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include, among others,

Third Quarter 2026 Earnings Release

changes in the price of oil and natural gas and the overall performance of the U.S. and global economies; levels of capital spending by our customers and the resulting demand for our services; the impact of tariffs and other trade actions, which may increase our cost of materials and affect our profitability; business interruptions due to adverse weather conditions or other natural or man-made disasters; changes in the competitive environment of our industry; political instability and geopolitical events in petroleum-producing regions of the world, including actions by the United States or other governments, such as the recent actions by the United States in Iran and Venezuela, and any related sanctions or disruptions of key transportation routes such as the Strait of Hormuz; actions of OPEC and other oil producing nations; our customers’ drilling and production activities; the possibility that our ongoing integration of Pintail and/or its operating performance may not match our previous projections, including the possibility of continued pricing weakness, lower activity levels and cost pressure requiring further impairments with respect to Pintail, and our ability to identify, consummate and successfully integrate acquisitions and/or other strategic investments or transactions. The ability to pay dividends may be impacted by many factors including our liquidity and the possibility of unanticipated needs for cash, as well as potential alternative uses for available cash. Additional factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations are described under “Risk Factors,” “Forward-Looking Statements” and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and in other reports and filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release, and readers are cautioned not to place undue reliance on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date of this press release, whether as a result of new information, future events or otherwise, except as required by applicable law.

For information about RPC, Inc., please contact:

Joshua Large,

Vice President, Corporate Finance and Investor Relations

(404) 321-2152

jlarge@rpc.net

Michael L. Schmit,

Chief Financial Officer

(404) 321-2140

irdept@rpc.net

Third Quarter 2026 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
(Unaudited)

REVENUES	$467,735	$460,869	$447,103	$1,383,359	$1,200,789
COSTS AND EXPENSES:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	349,752	345,718	334,673	1,051,055	896,314
Selling, general and administrative expenses	50,813	51,523	44,628	150,543	127,952
Impairment charges	74,464	—	—	74,464	—
Acquisition related employment costs	7,292	7,291	6,467	21,875	13,021
Depreciation and amortization	42,658	42,982	44,098	128,494	122,068
Gain on disposition of assets, net	(3,471)	(1,416)	(3,563)	(6,690)	(7,288)
Operating (loss) income	(53,773)	14,771	20,800	(36,382)	48,722
Interest expense	(533)	(671)	(949)	(2,034)	(2,087)
Interest income	1,509	1,546	1,748	4,825	6,761
Other income, net	886	929	968	2,564	3,005
(Loss) income before income taxes	(51,911)	16,575	22,567	(31,027)	56,401
Income tax (benefit) provision	(9,982)	4,500	9,604	(2,028)	21,260
NET (LOSS) INCOME	$(41,929)	$12,075	$12,963	$(28,999)	$35,141

(LOSS) EARNINGS PER SHARE
Basic	$(0.20)	$0.05	$0.06	$(0.14)	$0.16
Diluted	$(0.20)	$0.05	$0.06	$(0.14)	$0.16

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	215,000	221,659	220,575	214,125	218,959
Diluted	215,000	221,659	220,575	214,125	218,959

Third Quarter 2026 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(In thousands)
	September 30,	December 31,
	2026	2025
	(Unaudited)
ASSETS
Cash and cash equivalents	$177,110	$209,974
Accounts receivable, net	387,094	327,668
Inventories	140,502	119,004
Income taxes receivable	572	6,302
Prepaid expenses	12,652	18,307
Other current assets	23,231	23,215
Total current assets	741,161	704,470
Property, plant and equipment, net	473,607	531,556
Operating lease right-of-use assets	19,259	24,094
Finance lease right-of-use assets	1,493	1,934
Goodwill	81,249	83,422
Other intangibles, net	61,011	97,499
Other assets	14,225	25,410
Total assets	$1,392,005	$1,468,385

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accounts payable	$135,972	$119,757
Accrued payroll and related expenses	34,987	38,636
Accrued insurance expenses	8,269	7,194
Accrued state, local and other taxes	7,062	3,543
Income taxes payable	2,517	787
Unearned revenue	—	13,233
Current portion of operating lease liabilities	5,685	7,606
Current portion of finance lease liabilities	917	977
Current portion of notes payable	10,000	20,000
Accrued expenses and other liabilities	5,414	5,419
Total current liabilities	210,823	217,152
Accrued insurance expenses	17,866	15,570
Notes payable	20,000	30,000
Operating lease liabilities	14,495	17,762
Finance lease liabilities	645	1,041
Other long-term liabilities	5,367	10,814
Deferred income taxes	55,870	76,875
Total liabilities	325,066	369,214

STOCKHOLDERS' EQUITY
Common stock	22,157	22,057
Capital in excess of par value	—	—
Retained earnings	1,047,606	1,079,664
Accumulated other comprehensive loss	(2,824)	(2,550)
Total stockholders' equity	1,066,939	1,099,171
Total liabilities and stockholders' equity	$1,392,005	$1,468,385

Third Quarter 2026 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	(In thousands)
Nine months ended September 30,	2026	2025
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net (loss) income	$(28,999)	$35,141
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	128,494	122,068
Impairment charges	74,464	—
Acquisition related employment costs	21,875	13,021
Working capital	(67,963)	(43,696)
Other operating activities	(12,139)	12,934
Net cash provided by operating activities	115,732	139,468

INVESTING ACTIVITIES
Capital expenditures	(110,727)	(117,780)
Proceeds from sale of assets	12,951	15,931
Purchase of business, net of cash and debt assumed	—	(165,656)
Net cash used for investing activities	(97,776)	(267,505)

FINANCING ACTIVITIES
Payment of dividends	(26,594)	(26,300)
Repayment of debt	(20,000)	(4,502)
Cash paid for common stock purchased and retired	(3,454)	(2,868)
Cash paid for finance lease	(772)	(806)
Net cash used for financing activities	(50,820)	(34,476)

Net decrease in cash and cash equivalents	(32,864)	(162,513)
Cash and cash equivalents at beginning of period	209,974	325,975
Cash and cash equivalents at end of period	$177,110	$163,462

Non-GAAP Measures

RPC, Inc. may use the non-GAAP financial measures of EBITDA, Adjusted operating income, Adjusted net income, Adjusted net income margin, Adjusted earnings per share, Adjusted EBITDA, Adjusted EBITDA margin and free cash flow in today's earnings release. These measures should not be considered in isolation or as a substitute for performance or liquidity measures prepared in accordance with GAAP. Management believes that presenting these non-GAAP measures, other than free cash flow, enables investors to compare the operating performance of our core business consistently over various time periods, without regard to impairment charges, acquisition related employment costs and changes in estimated useful lives for purchases of wireline cables, and in the case of Adjusted EBITDA and Adjusted EBITDA margin, without regard to changes in our capital structure. Management believes that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating RPC's liquidity. Free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of our liquidity. Additionally, RPC’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, management believes it is important to view free cash flow as a measure that provides supplemental information to our Condensed Consolidated Statements of Cash Flows.

Third Quarter 2026 Earnings Release

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Set forth in the appendices below are reconciliations of these non-GAAP measures with their most directly comparable GAAP measures. These reconciliations also appear on RPC, Inc.'s investor website, which can be found at www.rpc.net.

Appendix A

(Unaudited)	Three months ended				Nine months ended
	September 30,	June 30,	September 30,		September 30,	September 30,
(In thousands)	2026	2026	2025		2026	2025
Reconciliation of Operating (Loss) Income to Adjusted Operating Income

Operating (loss) income	$(53,773)	$14,771	$20,800		$(36,382)	$48,722
Wireline cable expenses	—	—	(2,040)	(1)	—	(4,818)	(1)
Acquisition related employment costs	7,292	7,291	6,467		21,875	13,021
Impairment charges	74,464	—	—		74,464	—
Adjusted operating income	$27,983	$22,062	$25,227		$59,957	$56,925

(1) Beginning in the fourth quarter of 2025, wireline cables, previously capitalized and depreciated over 18 months, began being expensed due to a change in their estimated useful lives.

Appendix B

(Unaudited)	Three months ended				Nine months ended
	September 30,	June 30,	September 30,		September 30,	September 30,
(In thousands)	2026	2026	2025		2026	2025
Reconciliation of Net (Loss) Income to Adjusted Net Income

Net (loss) income	$(41,929)	$12,075	$12,963		$(28,999)	$35,141
Adjustments:
Wireline cable expenses, before taxes	—	—	(2,040)	(1)	—	(4,818)	(1)
Tax effect of wireline cable expenses	—	—	479		—	1,132
Acquisition related employment costs, before taxes	7,292	7,291	6,467		21,875	13,021
Tax effect of Acquisition related employment costs	86	(1,565)	(1,051)		(2,530)	(249)
Impairment charges	74,464	—	—		74,464	—
Tax effect of Impairment charges	(17,127)	—	—		(17,127)	—
Total adjustments, net of tax	64,715	5,726	3,855		76,682	9,086
Adjusted net income	$22,786	$17,801	$16,818		$47,683	$44,227

(1) Beginning in the fourth quarter of 2025, wireline cables, previously capitalized and depreciated over 18 months, began being expensed due to a change in their estimated useful lives.

Third Quarter 2026 Earnings Release

(Unaudited)	Three months ended					Nine months ended
	September 30,		June 30,	September 30,		September 30,		September 30,
	2026		2026	2025		2026		2025
Reconciliation of Diluted (Loss) Earnings Per Share to Adjusted Diluted Earnings Per Share

Diluted (loss) earnings per share	$(0.20)		$0.05	$0.06		$(0.14)		$0.16
Adjustments:
Wireline cable expenses, before taxes	—		—	(0.01)	(1)	—		(0.02)	(1)
Tax effect of wireline cable expenses	—		—	—		—		0.01
Acquisition related employment costs, before taxes	0.03		0.03	0.03		0.10		0.06
Tax effect of Acquisition related employment costs	—		(0.01)	—		(0.01)		—
Impairment charges	0.34		—	—		0.34		—
Tax effect of Impairment charges	(0.08)		—	—		(0.08)		—
Rounding	0.01		0.01	—		0.01		(0.01)
Total adjustments, net of tax	0.30		0.03	0.02		0.36		0.04
Adjusted diluted earnings per share	$0.10		$0.08	$0.08		$0.22		$0.20

Weighted average shares outstanding (in thousands)	221,628	(2)	221,659	220,575		221,540	(2)	218,959

(1) Beginning in the fourth quarter of 2025, wireline cables, previously capitalized and depreciated over 18 months, began being expensed due to a change in their estimated useful lives.

(2) For purposes of calculating adjusted diluted earnings per share, participating securities have been included because adjusted net income was positive. These securities were excluded from GAAP diluted loss per share because their inclusion would have been antidilutive.

Third Quarter 2026 Earnings Release

Appendix C

(Unaudited)	Three months ended				Nine months ended
	September 30,	June 30,	September 30,		September 30,	September 30,
(In thousands)	2026	2026	2025		2026	2025
Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA, and Net (Loss) Income Margin to Adjusted Net Income Margin and Adjusted EBITDA Margin
Net (loss) income	$(41,929)	$12,075	$12,963		$(28,999)	$35,141
Adjustments:
Income tax (benefit) provision	(9,982)	4,500	9,604		(2,028)	21,260
Interest expense	533	671	949		2,034	2,087
Depreciation and amortization	42,658	42,982	44,098		128,494	122,068
Interest income	(1,509)	(1,546)	(1,748)		(4,825)	(6,761)
EBITDA	$(10,229)	$58,682	$65,866		$94,676	$173,795

Wireline cable expenses	—	—	(4,531)	(2)	—	(9,251)	(2)
Impairment charges	74,464	—	—		74,464	—
Acquisition related employment costs	7,292	7,291	6,467		21,875	13,021
Adjusted EBITDA	$71,527	$65,973	$67,802		$191,015	$177,565

Revenues	$467,735	$460,869	$447,103		$1,383,359	$1,200,789

Net (loss) income margin(1)	(9.0%)	2.6%	2.9%		(2.1%)	2.9%

Adjusted net income margin(1)	4.9%	3.9%	3.8%		3.4%	3.7%

Adjusted EBITDA margin(1)	15.3%	14.3%	15.2%		13.8%	14.8%

(1) Net (loss) income margin is calculated as Net (loss) income divided by Revenues. Adjusted net income margin is calculated as Adjusted net income divided by Revenues. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenues.

(2) Beginning in the fourth quarter of 2025, wireline cables, previously capitalized and depreciated over 18 months, began being expensed due to a change in their estimated useful lives.

Appendix D

(Unaudited)	Nine months ended September 30,
(In thousands)	2026	2025
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
Net cash provided by operating activities	$115,732	$139,468
Capital expenditures	(110,727)	(117,780)
Free cash flow	$5,005	$21,688